Heritage Financial Names Bryan D. McDonald President and CEO
and Appoints Him to the Board of Directors

OLYMPIA, Wash., May 6, 2025 – Heritage Financial Corporation (Nasdaq: HFWA) (“Company”), parent company of Heritage Bank (“Bank”), announced today that Bryan D. McDonald was named President and Chief Executive Officer (“CEO”) and appointed to the Board of Directors of the Company and the Bank, as part of the CEO succession plan previously announced in June 2024. Mr. McDonald was also named President and CEO of the Bank effective July 1, 2024. Mr. McDonald held the titles of President and Chief Operating Officer of the Bank from 2021 to 2024 and was the Executive Vice President and Chief Operating Officer of the Bank from 2018 to 2021. He joined the Bank as the Executive Vice President and Chief Lending Officer as the result of the merger with Whidbey Island Bank in May 2014. He has held a variety of executive leadership positions during his banking career and his experience includes sales, credit, operations, commercial banking, and residential real estate.
Mr. McDonald said, “It is an honor to be appointed as the Company’s President and CEO and I look forward to our continued focus on providing quality customer service, maintaining a collaborative culture focused on continuous improvement, supporting our communities, and enhancing shareholder value.”
As previously announced, Jeffrey J. Deuel, who served as CEO of the Bank since 2018 and CEO of the Company since 2019, has retired from his role as CEO of the Company effective today, and will serve in an advisory role to the new CEO and the Company’s Board of Directors as a part-time employee until March 31, 2027.
“I want to thank the Heritage team for their valuable partnership these past 15 years and I look forward to seeing their future successes as they continue to grow the Bank,” said Mr. Deuel. “We are fortunate to have Bryan to lead the Company and I believe his appointment as President and CEO will provide a seamless leadership transition for our shareholders, customers, and employees.”

About Heritage Financial
Heritage Financial Corporation is an Olympia, Washington-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a network of 51 banking offices in Washington, Oregon, and Idaho. Heritage Bank also does business under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the Nasdaq Global Select Market under the symbol “HFWA.” More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Source: Heritage Financial Corporation
Contact: Bryan D. McDonald, President and Chief Executive Officer, (360) 943-1500